[DESCRIPTION]     LETTER EXTENDING CLOSING DATE

                                   Exhibit 2.2
                          AMENDMENT TO ESCROW INSTRUCTIONS

                        97-01-1599 RMG				March 17, 1997

THE ABOVE CAPTIONED ESCROW IS HEREBY AMENDED IN THE FOLLOWING
PARTICULARS ONLY.

1. Buyer and Seller hereby agree that the deadline for the First Closing under Section 3.4(a) of the ASSET PURCHASE AGREEMENT between the undersigned dated February 28, 1997 is hereby extended to March 18, 1997. Except as provided in the preceeding sentence, such ASSET PURCHASE AGREEMENT remains unmodified and in full force and effect.

"SELLER"
PLAYERS NEVADA INC., 				BUYER:  RBG, LLC, a Nevada limited
a Nevada corporation					liability company

By: 						              	By:
                         Robert R. Black, Sr.



PLAYERS MESQUITE LAND, INC.,
a Nevada corporation

By:
                        Robert R. Black, Sr. Individually



PLAYERS MESQUITE GOLF CLUB, INC.,
a Nevada corporation

By: